Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION UNITED RENTALS (DELAWARE), INC.

JUNE 6, 2008

United Rentals (Delaware), Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

1.                                      The name of the Corporation is: United Rentals (Delaware), Inc.

2.                                      The original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 7, 2001.

3.                                      This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

4.                                      The Corporation’s Amended and Restated Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is: United Rentals (Delaware), Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purposes of the Corporation are to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: A. Stock. This Corporation is authorized to issue Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that this Corporation shall have authority to issue is 51,500. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 50,000. The total number of shares of Common Stock this Corporation shall have authority to issue is 1,500. The Preferred Stock shall have a par value of $10.00 and the Common Stock shall be no par value.

B.                                    Dividends. (a) The holders of the Preferred Stock shall be entitled to receive dividends at a rate per annum, reset quarterly, equal to the LIBOR Rate plus 3.00% per annum per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). “LIBOR Rate” shall mean, with respect to each Interest Period, the rate per annum equal to the rate set forth as the London Interbank Offered Rate (LIBOR) for a three-month period, as published in the “Money Rates” column (or any successor column thereto) of the Wall Street Journal in New York City two (2) Business Days prior to the first day of such Interest Period (or if the Wall Street Journal in New York City is not published on such date, the next succeeding date on which the Wall Street Journal in New York City is published), subject to modification in the event that the Corporation shall determine that such rate, as published, was incorrect due to a typographical or similar error (in the event that (i) the Wall Street Journal in New York City ceases publication or no longer published one-month LIBOR rates, the Corporation, in its sole discretion, shall select an alternative, comparable publication to determine LIBOR).

(b)                                 Such dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2008, when, as and if declared by our Board of Directors, out of funds legally available. All dividends will accrue, whether or not earned or declared, on a daily basis from the Issue Date.

C.                                    Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any contribution or payment of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Preferred Stock then held by them.

(b)                                 After payment to the holders of the Common Stock and the Preferred Stock of the amounts set forth in this ARTICLE FOURTH Section C(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and Preferred Stock in proportion to the shares of Common Stock then held by them.

(c)                                  For purposes of this ARTICLE FOURTH Section C, any Acquisition or Asset Transfer (as hereinafter defined), shall be deemed a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock and Common Stock to receive, for each share of Preferred Stock and Common Stock, as the case may be, then held, as the closing of such Acquisition or Asset Transfer in cash, securities or other property (valued as provided in ARTICLE FOURTH Section C(d) below) amounts as specified in ARTICLE FOURTH Section C(a) through (b) above. For the purposes of this ARTICLE FOURTH Section C: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d)                                 Whenever the distribution provided for in this ARTICLE FOURTH Section C shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

D.                                    Mandatory Redemption. The Corporation shall redeem Preferred Stock (subject to the legal availability of funds therefor but without regard to any contractual or other restrictions with respect thereto) in whole on January 10, 2023 (the “Mandatory Redemption Date”) at a price, payable in cash, equal to the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption.

Any redemption effected pursuant to this ARTICLE FOURTH Section D shall be made on a pro-rata basis among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

E.                                    Voting Rights. Each holder of shares of Preferred Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Preferred Stock so held, voting together with the Common Stock as a single class, upon any matter or thing, as properly considered and acted upon by the stockholders in accordance with the DGCL.

FIFTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the Corporation.

NINTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

TENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized, without first receiving the assent of the stockholders, to:

(a)                                 Authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

(b)                                 Set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and reduce any such reserve in the manner in which it was created;

(c)                                  Determine from time to time whether, to what extent, at what times and places, and under what conditions, the books and accounts of the Corporation (other than the record of stockholders) or any of them, shall be open to inspection by stockholders; and

(d)                                 Exercise all such powers and do all such acts and things, in addition to the powers and authorities herein or by statute expressly conferred upon them, as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of any By-laws from time to time made by the Stockholders; provided, however, that no By-law so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

ELEVENTH: The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation, subject to any provision contained in the statutes.

TWELFTH: The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges, and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

THIRTEENTH: Subject to, and to the fullest extent permitted by, Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, no director shall be liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the Corporation; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) a transaction from which the director derived an improper personal benefit.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation as of the date first above written.

By:	/s/ Michael J. Kneeland
	Name:	Michael J. Kneeland
	Title:	Director, President